Exhibit 10.1

EXECUTION COPY

U.S. $450,000,000

AUD 50,000,000

FOUR YEAR CREDIT AGREEMENT

Dated as of June 17, 2011

Among

THE WASHINGTON POST COMPANY

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

J.P. MORGAN AUSTRALIA LIMITED

as Australian Sub-Agent

and

WELLS FARGO SECURITIES, LLC

THE ROYAL BANK OF SCOTLAND PLC

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Syndication Agents

J.P. MORGAN SECURITIES LLC

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Book Managers

ARTICLE V COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants	40
SECTION 5.02. Negative Covenants	42
SECTION 5.03. Financial Covenant	44

ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default	44

ARTICLE VII THE AGENT

SECTION 7.01. Appointment and Authority	46
SECTION 7.02. Rights as a Lender	46
SECTION 7.03. Exculpatory Provisions	46
SECTION 7.04. Reliance by Agent	47
SECTION 7.05. Indemnification	48
SECTION 7.06. Delegation of Duties	48
SECTION 7.07. Resignation of Agent	48
SECTION 7.08. Non-Reliance on Agent and Other Lenders	49
SECTION 7.09. No Other Duties, Etc	49

ARTICLE VIII MISCELLANEOUS

SECTION 8.01. Amendments, Etc	50
SECTION 8.02. Notices, Etc	50
SECTION 8.03. No Waiver; Remedies	52
SECTION 8.04. Costs and Expenses	52
SECTION 8.05. Right of Set-off	53
SECTION 8.06. Binding Effect	53
SECTION 8.07. Assignments and Participations	54
SECTION 8.08. Confidentiality	57
SECTION 8.09. Governing Law	57
SECTION 8.10. Execution in Counterparts	57
SECTION 8.11. Jurisdiction, Etc	58
SECTION 8.12. Judgment.	58
SECTION 8.13. Patriot Act Notice	59
SECTION 8.14. Waiver of Jury Trial	1

2

Schedules

Schedule I – Commitments

Schedule 5.02(a) - Existing Liens

Exhibits

Exhibit A-1	-	Form of Revolving Credit Note

Exhibit A-2	-	Form of Australian Note

Exhibit B-1	-	Form of Notice of Revolving Credit Borrowing

Exhibit B-2	-	Form of Notice of Australian Borrowing

Exhibit B-3	-	Form of Notice of Continuation/Conversion

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Assumption Agreement

Exhibit E	-	Form of Opinion of Counsel for the Borrower

3

FOUR YEAR CREDIT AGREEMENT

Dated as of June 17, 2011

The Washington Post Company, a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, J.P. Morgan Australian Limited, as Australian sub-agent, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Revolving Credit Advance or an Australian Advance.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 8.02(d)(ii).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and such Lender’s Australian Lending Office in the case of a Bank Bill Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Bank Bill Rate Advances	Applicable Margin for Base Rate Advances
I	0.670%	0.670%	0.000%
II	0.775%	0.775%	0.000%
III	0.875%	0.875%	0.000%
IV	1.100%	1.100%	0.100%
V	1.300%	1.300%	0.300%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Percentage
I	0.080%
II	0.100%
III	0.125%
IV	0.150%
V	0.200%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07(b)(iii)), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Assuming Lender” means an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to either Section 2.05(b) or Section 2.17.

“Assumption Agreement” means an agreement in substantially the form of Exhibit D hereto by which an Eligible Assignee agrees to become a Lender hereunder pursuant to either Section 2.05(b) or Section 2.17, in each case agreeing to be bound by all obligations of a Lender hereunder.

“Australian Advance” means an advance under the Australian Facility made in Australian Dollars to the Borrower as part of an Australian Borrowing and refers to a Bank Bill Rate Advance.

“Australian Borrowing” means a borrowing consisting of simultaneous Australian Advances made by the Australian Lenders pursuant to Section 2.01(b).

“Australian Commitment” means, with respect to any Australian Lender at any time, (i) the Australian Dollar amount set forth opposite such Lender’s name on Schedule I attached hereto and identified as such, (ii) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Australian Dollar amount set forth as its Commitment in such Assumption Agreement or (iii) if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be terminated or reduced, as the case may be, at or prior to such time pursuant to Section 2.05.

“Australian Dollars” and “AUD” each means the lawful currency of Australia.

“Australian Facility” means, at any time, the aggregate amount of the Australian Commitments at such time.

“Australian Interest Period” means, for each Bank Bill Rate Advance comprising part of the same Australian Borrowing, the period commencing on the date of such Bank Bill Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Australian Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Australian Interest Period shall be one, two or three months, or such other period agreed with the Australian Sub-Agent and each Australian Lender, upon notice in substantially the form of Exhibit B-3 hereto (or such other form as shall be reasonably acceptable to the Agent) received by the Australian Sub-Agent not later than 11:00 A.M. (Sydney time) on the third Business Day before the last day of the current Australian Interest Period (or, such other time agreed by the Australian Sub-Agent); provided, however, that:

(a) the Borrower may not select an Australian Interest Period that ends after any Termination Date if, after giving effect thereto, the amount of such Borrowing would exceed the Australian Commitments of Lenders for which a Termination Date prior to the last day of such Australian Interest Period applies;

(b) Australian Interest Periods commencing on the same date for Bank Bill Rate Advances comprising part of the same Australian Borrowing shall be of the same duration;

(c) whenever the last day of any Australian Interest Period would otherwise occur on a day other than a Business Day, the last day of such Australian Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Australian Interest Period to occur in the following calendar month, the last day of such Australian Interest Period shall occur on the next preceding Business Day and

(d) whenever the first day of any Australian Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Australian Interest Period, such Australian Interest Period shall end on the last Business Day of such succeeding calendar month.

“Australian Lender” means any Lender that has an Australian Commitment.

“Australian Lending Office” means, with respect to any Australian Lender, the office of such Lender specified as its “Australian Lending Office” in its Administrative Questionnaire, or such other office in Australia of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Australian Note” means a promissory note of the Borrower payable to the order of any Australian Lender, delivered pursuant to a request made under Section 2.03 in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Australian Advances made by such Lender.

“Australian Reference Banks” means JPMorgan Chase Bank, N.A., Sydney Branch, Wells Fargo Bank, National Association and HSBC Bank USA, National Association; provided that if any of such banks ceases to be an Australian Lender, such bank shall also cease to be an Australian Reference Bank, and a successor Australian Reference Bank shall be chosen by the Australian Sub-Agent with the consent of the Borrower (not to be unreasonably withheld) from the Australian Lenders and identified as such by notice from the Australian Sub-Agent to the Borrower and the Australian Lenders.

“Australian Sub-Agent” means J.P. Morgan Australia Limited (ABN 52 002 888 011).

“Bank Bill Rate” means, for an Australian Interest Period for each Bank Bill Rate Advance comprising part of the same Australian Borrowing, an interest rate per annum equal to (a) the rate percent per annum determined by the Australian Sub-Agent being the average bid rate (rounded up to 4 decimal places) quoted on page “BBSY” (or any successor or substitute page of such page) on the Reuters monitor system at or about 10:30 A.M. (Sydney time) on the first day of such Interest Period for a period equal to, or most closely approximating, such Interest Period or (b) if the Bank Bill Rate cannot be determined in accordance with clause (a) of this definition, the rate percent per annum determined by the Australian Sub-Agent as the average of the rates quoted to the Australian Sub-Agent by each Australian Reference Bank for the purchase of Bills accepted by such Reference Bank which have a tenor equal to such Interest Period and a face value equal to the amount of the applicable Bank Bill Rate Advance of such Australian Reference Banks; or (c) if the Bank Bill Rate cannot be determined in accordance with clauses (a) or (b) of this definition, the rate percent per annum determined by the Australian Sub-Agent in good faith (after consultation with the Borrower) to be the appropriate rate having regard to comparable indices then available in the then current Bill market.

“Bank Bill Rate Advance” means an Australian Advance denominated in Australian Dollars that bears interest as provided in Section 2.07(a)(iii).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by JPMorgan in New York, New York, from time to time, as JPMorgan’s prime rate;

(b) 1/2 of one percent per annum above the Federal Funds Rate; and

(c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 A.M. (London time) on such day.

“Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).

“Bill” means a bill of exchange as defined in the Australian Bills of Exchange Act of 1909 (Cth).

“Borrowing” means a Revolving Credit Borrowing or an Australian Borrowing.

“Borrowing Minimum” means, in respect of Advances denominated in US Dollars, $5,000,000 and in respect of Advances denominated in Australian Dollars, AUD5,000,000.

“Borrowing Multiple” means, in respect of Advances denominated in US Dollars, $1,000,000 and in respect of Advances denominated in Australian Dollars, AUD1,000,000.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and (a) if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in New York City and the London interbank market and (b) if the applicable Business Day relates to any Australian Advance, on which banks are open for business in New York City and Sydney, New South Wales, Australia.

“Commitment” means a Revolving Credit Commitment or an Australian Commitment .

“Commitment Date” has the meaning specified in Section 2.05(b)(i).

“Commitment Increase” has the meaning specified in Section 2.05(b)(i).

“Communications” has the meaning specified in Section 8.02(d)(ii).

“Confidential Information” means information that is furnished by or on behalf of the Borrower to the Agent, the Australian Sub-Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent, the Australian Sub-Agent or such Lender from a source other than the Borrower that is not, to the best of the Agent’s, the Australian Sub-Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with or for the benefit of the Borrower.

“Consenting Lender” has the meaning specified in Section 2.17(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Continuing Directors” means individuals who at the date hereof are directors of the Borrower and any other director (a) whose election or nomination was approved by a majority of the then Continuing Directors or (b) who was nominated by management at a time when Continuing Directors constituted a majority of the board of directors of the Borrower.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 120 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Interest” has the meaning specified in Section 2.07(b).

“Domestic Lending Office” means, with respect to any Revolving Credit Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Downgrade” means, with respect to any Lender, the lowest rating that has been most recently announced for any class of non-credit enhanced long-term senior unsecured debt issued by such Lender is lower than BBB- by S&P or Baa3 by Moody’s.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender; (b) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (c) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (d); (e) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (f) any other Person approved by the Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment or decree relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Sections 302 and 303 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414(b), (c), (m) and (o) of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Reserve Requirements” means the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority to which any Revolving Credit Lender is subject and applicable to Eurocurrency Liabilities, or any similar category of assets or liabilities relating to eurocurrency fundings. Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Eurodollar Lending Office” means, with respect to any Revolving Credit Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the interest rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in US Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/10000 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars are offered to the principal office of each of the Reference Banks in London, England by prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

“Events of Default” has the meaning specified in Section 6.01.

“Extension Date” has the meaning specified in Section 2.17(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (including any amended or successor provisions thereto to the extent substantially comparable thereto) and any current or future regulations or official interpretations thereof.

“Facility” means the Revolving Credit Facility or the Australian Facility.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it with the consent of the Borrower.

“Fixed Exchange Rate” means, with respect to the conversion of US Dollars into Australian Dollars or the conversion of Australian Dollars into US Dollars,         , which is the spot rate of exchange in New York that appears at 11:00 A.M. (New York City time) on the display page applicable to the relevant currency on the Reuters Service on the Effective Date.

“Foreign Lender” has the meaning specified in Section 2.14(e)(i).

“GAAP” has the meaning specified in Section 1.03.

“Graham Interests” shall mean Donald E. Graham and his siblings, their descendants and any relative by marriage of the foregoing, and any trust for the benefit of any of the foregoing whether as an income or residual beneficiary.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic under any Environmental Law and any pollutant or contaminant regulated under the Clean Water Act, 33 U.S.C. Sections 1251 et seq., or the Clean Air Act, 42 U.S.C. Sections 7401 et seq.

“Increase Date” has the meaning specified in Section 2.05(b)(i).

“Increasing Lender” has the meaning specified in Section 2.05(b)(i).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months or, if available to all the Revolving Credit Lenders, and subject to clause (v) of this definition, nine or twelve months, as the Borrower may, upon notice in substantially the form of Exhibit B-3 hereto (or such other form as shall be reasonably acceptable to the Agent) received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after any Termination Date if, after giving effect thereto, the amount of such Borrowing would exceed the Revolving Credit Commitments of Lenders for which a Termination Date prior to the last day of such Interest Period applies;

(ii) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(v) in the case of any Revolving Credit Borrowing, the Borrower shall not be entitled to select an Interest Period having a duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Revolving Credit Lender notifies the Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Revolving Credit Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Revolving Credit Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Revolving Credit Borrowing as the desired alternative to an Interest Period of nine or twelve months.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lenders” means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to either Section 2.05(b) or Section 2.17 and each Person that shall become a party hereto pursuant to Section 2.19(b) or Section 8.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement and the Notes.

“Margin Stock” has the meaning assigned to such term under Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning specified in Section 2.17(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” shall mean Debt of the Borrower or its Subsidiaries incurred (a) as to which neither the Borrower nor any of its Subsidiaries (i) provides credit support (including any undertaking, agreement or instrument which would constitute Debt), other than as described in clause (b) below, or has given or made other written assurances regarding repayment or the maintenance of capital or liquidity except such assurances as may be approved by the Required Lenders (such approval not to be unreasonably withheld or delayed), (ii) is directly or indirectly liable or (iii) constitutes the lender and (b) the obligees of which will have recourse solely to certain identified assets (the loss of which would not reasonably be expected to have a Material Adverse Effect) for repayment of the principal of and interest on such Debt and any fees, indemnities, expenses, reimbursements or other amounts of whatever nature accrued or payable in connection with such Debt.

“Note” means a Revolving Credit Note or an Australian Note.

“Notice of Australian Borrowing” has the meaning specified in Section 2.02(a)(ii).

“Notice of Borrowing” means a Notice of Revolving Credit Borrowing or a Notice of Australian Borrowing.

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a)(i).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Participant” has the meaning assigned to such term in clause (d) of Section 8.07.

“Participant Register” has the meaning assigned to such term in clause (d) of Section 8.07.

“Performance Level” means, as of any date of the determination, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

Level I:	Public Debt Rating of not lower than AA- by S&P or not lower than Aa3 by Moody’s.

Level II:	Public Debt Rating of lower than Level I but not lower than A+ by S&P or A1 by Moody’s.

Level III:	Public Debt Rating of lower than Level II but not lower than A by S&P or A2 by Moody’s.

Level IV:	Public Debt Rating of lower than Level III but not lower than A- by S&P and A3 by Moody’s.

Level V:	Public Debt Rating of lower than Level IV or no Public Debt Rating is in effect.

For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Performance Level shall be determined by reference to the available rating and (b) if the Public Debt Ratings established by S&P and Moody’s shall fall within different Performance Levels, the Performance Level shall be based upon the higher rating, provided that if the lower of such ratings is more than one level below the higher of such ratings, the Performance Level shall be based on the level immediately above such lower rating.

“Permitted Liens” means any of the following:

(a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt) that (i) are not overdue for a period of more than 120 days or (ii) are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP;

(c) Pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(d) Liens securing the performance of or payment in respect of, bids, tenders, government contracts (other than for the repayment of Debt), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; and

(e) Easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 8.02(d)(ii).

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower provided, that if the Borrower does not have outstanding any class of non-credit enhanced long-term senior unsecured debt, “Public Debt Rating” shall mean the issuer credit rating of the Borrower most recently announced by S&P or Moody’s, as the case may be. For purposes of the foregoing, (a) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Reference Banks” means JPMorgan, Wells Fargo Bank, National Association and HSBC Bank USA, National Association.

“Register” has the meaning specified in Section 8.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders having more than 50% of the Commitments (determined, in the case of the Australian Commitments, in US Dollars at the Fixed Exchange Rate) or, if the Commitments have been terminated, Lenders owed at least a majority of the then aggregate unpaid principal amount of the Advances (determined, in the case of the Australian Advances, in US Dollars at the Fixed Exchange Rate); provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitments and Advances of such Defaulting Lender at such time.

“Revolving Credit Advance” means an advance by a Revolving Credit Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (i) the US Dollar amount set forth opposite such Lender’s name on Schedule I attached hereto and identified as such, (ii) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth as its Commitment in such Assumption Agreement or (iii) if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be increased, terminated or reduced, as the case may be, at or prior to such time pursuant to Section 2.05.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower (bearing an original or facsimile signature) payable to the order of any Revolving Credit Lender, delivered pursuant to a request made under Section 2.03 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Shareholders’ Equity” means “shareholders’ equity” as such term is construed in accordance with GAAP and as reported in the Borrower’s reports and registration statements filed with the Securities and Exchange Commission or any national securities exchange.

“Significant Subsidiary” shall mean any Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 of the SEC’s Regulation S-X.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Termination Date” means the earlier of (a) June 17, 2015, subject to the extension thereof pursuant to Section 2.17 and (b) the date of termination of all of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Type” has the meaning specified in the definition of “Revolving Credit Advance”.

“Unused Australian Commitment” means, with respect to any Australian Lender at any time, (a) such Lender’s Australian Commitment at such time minus (b) the aggregate principal amount of all Australian Advances made by such Lender and outstanding at such time.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time.

“US Dollars” and “$” means lawful money of the United States.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of not less than a majority of the directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles (“GAAP”), as in effect from time to time; provided, however, that if the Borrower notifies the Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP or the application thereof occurring after the date of this Agreement on the operation of such provision, or if the Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose, then the Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP or the application thereof became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. (a) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in US Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment. Each Revolving Credit Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Australian Advances. Each Australian Lender severally agrees, on the terms and conditions hereinafter set forth, to make Bank Bill Rate Advances in Australian Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount not to exceed such Lender’s Unused Australian Commitment. Each Australian Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof (or in an amount equal to the aggregate amount of the Unused Australian Commitments) and shall consist of Australian Advances made on the same day by the Australian Lenders ratably according to their respective Australian Commitments. Within the limits of each Lender’s Unused Australian Commitment, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(b).

SECTION 2.02. Making the Advances. (a) (i) Revolving Credit Borrowings. Each Revolving Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, or the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Revolving Credit Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed at once in writing, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (A) date of such Revolving Credit Borrowing, (B) Type of Advances comprising such Revolving Credit Borrowing, (C) aggregate amount of such Revolving Credit Borrowing, and (D) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Revolving Credit Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the account of the Agent most recently designated by it for such purpose by notice to the Lenders, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(ii) Australian Borrowings. Each Australian Borrowing shall be made on notice, given not later than 10:00 A.M. (Sydney time) on the third Business Day prior to the date of the proposed Australian Borrowing consisting of Bank Bill Rate Advances, by the Borrower to the Agent and simultaneously to the Australian Sub-Agent, which shall give to each Australian Lender prompt notice thereof by telecopier. Each such notice of an Australian Borrowing (a “Notice of Australian Borrowing”) shall be by telephone, confirmed immediately by telecopier and email in substantially the form of Exhibit B-2 hereto, specifying therein the requested (A) date of such Australian Borrowing, (B) aggregate amount of such Australian Borrowing, expressed in Australian Dollars, and (C) initial Australian Interest Rate Period. Each Australian Lender shall, before 11:00 A.M. (Sydney time) on the date of such Australian Borrowing make available for the account of its Applicable Lending Office to the Australian Sub-Agent, at the account of the Australian Sub-Agent most recently designated by it for such purpose by notice to the Australian Lenders, in same day funds, such Lender’s ratable portion of such Australian Borrowing. After the receipt by the Australian Sub-Agent of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Australian Sub-Agent will make such funds available to the Borrower at the Australian Sub-Agent’s address referred to in Section 8.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than fifteen separate Revolving Credit Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances or Bank Bill Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Revolving Credit Advances and (B) the cost of funds incurred by the Agent in the case of Australian Advances. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note and/or an Australian Note, as applicable, payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment or Australian Commitment (as applicable) of such Lender.

(b) The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period or Australian Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent demonstrable error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay (i) to the Agent in US Dollars for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment in effect from time to time and (ii) to the Australian Sub-Agent in Australian Dollars to the account of each Australian Lender a facility fee on the aggregate amount of such Lender’s Australian Commitment in effect from time to time, in each case from the Effective Date in the case of each Initial Lender and from the later of the Effective Date and the effective date specified in the Assumption Agreement or in the Assignment and Assumption, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, and on the date of the termination of all of the Commitments, commencing June 30, 2011.

(b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05. Termination, Reduction, Increase or Conversion of the Commitments. (a) Optional Termination or Reduction. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the respective Unused Revolving Credit Commitments of the Revolving Credit Lenders or the Unused Australian Commitments of the Australian Lenders, provided that each partial reduction of any Facility shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (and in the case of any partial reduction of the Unused Australian Commitments, shall be reduced by such amount as determined by application of the Fixed Exchange Rate), provided, further, that a notice of termination of a Facility delivered by the Borrower may state that such notice is conditioned upon the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. The aggregate amount of the Commitments once reduced as provided in this Section 2.05(a), may not be reinstated, except as provided in Section 2.05(b) below.

(b) Increase in Aggregate of the Revolving Credit Commitments. (i) The Borrower may at any time, by notice to the Agent, propose that the aggregate amount of the Revolving Credit Commitments be increased (such aggregate amount being, a “Commitment Increase”), effective as at a date prior to the date of the termination of all of the Revolving Credit Commitments (as such date may be changed by the Borrower by notice to the Agent, an “Increase Date”) as to which agreement is to be reached by an earlier date specified in such notice (as such date may be changed by the Borrower by notice to the Agent, a “Commitment

Date”); provided, however, that (A) the Borrower may not propose more than two Commitment Increases in any calendar year, (B) the minimum proposed Commitment Increase per notice shall be $25,000,000, (C) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $700,000,000 and (D) no Default shall have occurred and be continuing on such Increase Date. The Agent shall notify the Revolving Credit Lenders thereof promptly upon its receipt of any such notice. The Agent agrees that it will cooperate with the Borrower in discussions with the Revolving Credit Lenders and other Eligible Assignees with a view to arranging the proposed Commitment Increase through the increase of the Revolving Credit Commitments of one or more of the Lenders (each such Lender that is willing to increase its Revolving Credit Commitment hereunder being an “Increasing Lender”) and the addition of one or more other Eligible Assignees as Assuming Lenders and as parties to this Agreement; provided, however, that it shall be in each Revolving Credit Lender’s sole discretion whether to increase its Revolving Credit Commitment hereunder in connection with the proposed Commitment Increase; and provided further that the minimum Revolving Credit Commitment of each such Assuming Lender that becomes a party to this Agreement pursuant to this Section 2.05(b), shall be at least equal to $10,000,000. If any of the Revolving Credit Lenders agree to increase their respective Revolving Credit Commitments by an aggregate amount in excess of the proposed Commitment Increase, the proposed Commitment Increase shall be allocated among such Lenders in proportion to their respective Revolving Credit Commitments immediately prior to the Increase Date. If agreement is reached on or prior to the applicable Commitment Date with any Increasing Lenders and Assuming Lenders as to a Commitment Increase (which may be less than but not greater than specified in the applicable notice from the Borrower), such agreement to be evidenced by a notice in reasonable detail from the Borrower to the Agent on or prior to the applicable Commitment Date, such Assuming Lenders, if any, shall become Revolving Credit Lenders hereunder as of the applicable Increase Date and the Revolving Credit Commitments of such Increasing Lenders and such Assuming Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided that:

(x) the Agent shall have received (with copies for each Revolving Credit Lender, including each such Assuming Lender) by no later than 10:00 A.M. (New York City time) on the applicable Increase Date (1) certified copies of resolutions of the Board of Directors of the Borrower approving the Commitment Increase and (2) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit E hereto;

(y) each such Assuming Lender shall have delivered to the Agent, by no later than 10:00 A.M. (New York City time) on such Increase Date, an appropriate Assumption Agreement in substantially the form of Exhibit D hereto, duly executed by such Assuming Lender and the Borrower; and

(z) each such Increasing Lender shall have delivered to the Agent by, no later than 10:00 A.M. (New York City time) on such Increase Date, (A) its existing Revolving Credit Note, if any, and (B) confirmation in writing satisfactory to the Agent as to its increased Revolving Credit Commitment.

(ii) In the event that the Agent shall have received notice from the Borrower as to its agreement to a Commitment Increase on or prior to the applicable Commitment Date and each of the actions provided for in clauses (x) through (z) above shall have occurred prior to 10:00 A.M. (New York City time) on the applicable Increase Date to the reasonable satisfaction of the Agent, the Agent shall notify the Lenders (including any Assuming Lenders) and the Borrower of the occurrence of such Commitment Increase by telephone, confirmed at once in writing, or telecopier, and in any event no later than 1:00 P.M. (New York City time) on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and Assuming Lender. Each Increasing Lender and each Assuming Lender shall, to the extent applicable, before 2:00 P.M. (New York City time) on the applicable Increase Date, purchase at par that portion of outstanding Revolving Credit Advances of the other Revolving Credit Lenders or take such other actions as the Agent may reasonably determine to be necessary to cause the Revolving Credit Advances to be funded pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments.

In the event that the Agent shall not have received notice from the Borrower as to such agreement on or prior to the applicable Commitment Date or the Borrower shall, by notice to the Agent prior to the applicable Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (i)(x) through (i)(z) shall not have occurred by 10:00 A.M. (New York City time) on the such Increase Date, such proposal by the Borrower shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (i)(x) through (i)(z) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

(c) Optional Conversion of Australian Commitments to Revolving Credit Commitments. The Borrower shall have the right, upon at least three Business Days’ notice in substantially the form of Exhibit B-3 hereto (or such other form as shall be reasonably acceptable to the Agent) to the Agent, to permanently convert Unused Australian Commitments in whole or ratably in part to Revolving Credit Commitments, provided that each partial conversion of Australian Commitments shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. The aggregate amount of the Australian Commitments once converted as provided in this Section 2.05(c), may not be reinstated. Each conversion of Australian Commitments to Revolving Credit Commitments shall be in an amount determined by application of the Fixed Exchange Rate.

SECTION 2.06. Repayment of Advances. The Borrower shall repay to the Agent (a) for the ratable account of each Revolving Credit Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Credit Advances made by such Lender and then outstanding and (b) for the ratable account of each Australian Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Australian Advances made by such Lender and then outstanding.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as a Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as a Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(iii) Bank Bill Rate Advances. For each Bank Bill Rate Advance, a rate per annum equal at all times during each Australian Interest Period to the sum of (x) the Bank Bill Rate in effect for such Australian Interest Period for such Bank Bill Rate Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Australian Interest Period and on the date such Bank Bill Rate Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) overdue principal of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or (a)(iii) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i), (a)(ii) or (a)(iii) above and (ii) to the fullest extent permitted by law, the amount of any overdue interest, fee or other amount payable hereunder, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank and Australian Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each Bank Bill Rate. If any one or more of the Reference Banks or Australian Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks or Australian Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i), (ii) or (iii), and the rate, if any, furnished by each Reference Bank and Australian Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii) or (a)(iii), as applicable.

(b) If, with respect to any Eurodollar Rate Advances, the majority in interest of the Revolving Credit Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Revolving Credit Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period as a result of circumstances other than those circumstances described in Section 2.11, the Agent shall forthwith so notify the Borrower and the Revolving Credit Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Revolving Credit Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Revolving Credit Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Revolving Credit Lenders and the Borrower shall be deemed to have selected an Interest Period of one month. If the Borrower shall fail to select the duration of any Australian Interest Period for any Bank Bill Rate Advances in accordance with the provisions contained in the definition of “Australian Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Australian Lenders and the Borrower shall be deemed to have selected an Australian Interest Period of one month.

(d) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Revolving Credit Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(e) If (x) the Reuters Screen LIBOR01 Page (or any successor or substitute page of such page) is unavailable, and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances or (y) the “BBSY” page of the Reuters monitor system (or any successor or substitute page of such page) is unavailable, and fewer than two Australian Reference Banks furnish timely information to the Agent for determining the Bank Bill Rate for any Bank Bill Rate Advances,

(i) the Agent shall forthwith notify the Borrower and the appropriate Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or Bank Bill Rate Advances, as the case may be,

(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance),

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the appropriate Lenders that the circumstances causing such suspension no longer exist, and

(iv) each Bank Bill Rate Advance shall bear interest for the applicable Australian Interest Period at a rate per annum equal to the sum of (x) the Applicable Margin in effect from time to time and (y) the rate notified to the Australian Sub-Agent by each Australian Lender as soon as practicable and in any event no later than the Business Day before interest is due to be paid in respect of such Bank Bill Rate Advance, to be that which expresses as a percentage rate per annum the cost to such Australian Lender of funding such Bank Bill Rate Advance for such Australian Interest Period from whatever source or sources it may reasonably select with a duration equal to such Australian Interest Period.

SECTION 2.09. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice in substantially the form of Exhibit B-3 hereto (or such other form as shall be reasonably acceptable to the Agent) given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10. Optional Prepayments of Advances. (a) The Borrower may, in the case of Eurodollar Rate Advances or Bank Bill Rate Advances, upon at least two Business Days’ notice to the to the Agent or to the Australian Sub-Agent, in the case of Bank Bill Rate Advances, and in the case of Base Rate Advances, upon notice to the Agent not later than 11:00 A.M. on the date of such proposed prepayment, stating in each case the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an amount not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance or a Bank Bill Rate Advance, the Borrower shall be obligated to reimburse the applicable Lenders in respect thereof pursuant to Section 8.04(c); provided, further, that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.05(a), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05(a) and the Borrower shall remain liable for any amounts in respect of such proposed prepayment as provided in Section 8.04(c).

SECTION 2.11. Increased Costs. (a) If, after the date hereof, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender (other than in respect of Eurocurrency Liabilities) of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern), (ii) any United States federal withholding taxes imposed by FATCA and (iii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, setting forth in reasonable detail the basis therefor and the computation thereof, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent demonstrable error. Notwithstanding the foregoing, none of the Lenders shall deliver the notice and certificate described in this Section 2.11(a) to the Borrower in respect of any increased costs except in accordance with the internal policy of such Lender as to the exercise of similar rights and remedies in similar circumstances.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) in either case enacted, adopted or made after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation for the reduction of the rate of return on such Lender’s capital or on the capital of such corporation, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts, setting forth in reasonable detail the basis therefor and the computation thereof, submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error. Notwithstanding the foregoing, none of the Lenders shall deliver the notice and certificate described in this Section 2.11(b) to the Borrower in respect of any requirements of additional capital except in accordance with the internal policy of such Lender as to the exercise of similar rights and remedies in similar circumstances.

(c) If any Lender shall give notice to the Agent and the Borrower at any time to the effect that Eurocurrency Reserve Requirements are, or are scheduled to become, effective and that such Lender is or will be generally subject to such Eurocurrency Reserve Requirements (without regard to whether such Lender will be able to benefit from proration or offsets that may be available from time to time under Regulation D) as a result of which such Lender will incur additional costs, then such Lender shall, for each day from the later of the date of such notice and the date on which such Eurocurrency Reserve Requirements become effective, be entitled to additional interest on each Eurodollar Rate Advance made by it at a rate per annum determined for such day (rounded upward to the nearest 100th of 1%) equal to the remainder obtained by subtracting (i) the Eurodollar Rate for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the then applicable Eurocurrency Reserve Requirements. Such additional interest will be payable in arrears to the Agent, for the account of such Lender, on each date that interest is payable on such Eurodollar Rate Advance. Any Lender which gives a notice under this paragraph (c) shall promptly withdraw such notice (by written notice of withdrawal given to the Agent and the Borrower) in the event Eurocurrency Reserve Requirements cease to apply to it or the circumstances giving rise to such notice otherwise cease to exist.

(d) Notwithstanding anything to the contrary herein contained, no Lender shall be entitled to claim any additional amounts pursuant to this Section 2.11 arising with respect to any period of time prior to the date that is 60 days prior to the date on which notice of such claim and the basis therefor is first given to the Borrower pursuant to this Section 2.11.

(e) For the avoidance of doubt, this Section 2.11 shall apply to all requests, rules, guidelines or directives concerning capital adequacy (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

SECTION 2.12. Illegality. (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance of such Lender will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of such Lender to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist. If any Lender shall exercise its rights under this Section 2.12(a), all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Lender or the converted Eurodollar Rate Advances of such Lender shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Rate Advances, and all distributions of payments in respect of interest shall be made to the Lenders ratably based on the interest rates applicable to their respective Advances.

(b) For purposes of this Section 2.12, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Rate Advance, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Rate Advance; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder and under any Notes (except with respect to principal of, interest on, and other amounts relating to Australian Advances) not later than 12:00 noon (New York City time) on the day when due in US Dollars to the Agent at its offices at 270 Park Avenue, New York, New York in same day funds. The Borrower shall make each payment hereunder and under any Notes with respect to principal of, interest on, and other amounts relating to Australian Advances not later than 12:00 noon (Sydney time) on the day when due in Australian Dollars to the Australian Sub-Agent at the office of the Australian Sub-Agent in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Upon any Assuming Lender becoming a Lender hereunder as a result of the effectiveness of a Commitment Increase pursuant to Section 2.05(b) or an extension of the Termination Date pursuant to Section 2.17 and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender.

(b) All computations of interest based on JPMorgan’s prime rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Bank Bill Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or Bank Bill Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Revolving Credit Advances and (ii) the cost of funds incurred by the Agent in the case of Australian Advances.

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (A) taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (B) if any Lender is found as the result of a determination (as defined in Section 1313(a) of the Internal Revenue Code) to be a conduit entity participating in a conduit financing arrangement as defined in Treasury Regulations promulgated under Section 7701(1) of the Internal Revenue Code, the excess of the United States taxes imposed with respect to such Lender over the amount of United States taxes that would have been imposed with respect to such Lender if such determination had not been made with respect to such Lender and (C) any United States federal withholding taxes imposed by FATCA. Any non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder shall hereinafter be referred to as “Taxes”. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States (each, a “Foreign Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption, as the case may be, pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement. Each Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code shall further provide each of the Agent and the Borrower (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. In addition, each Lender that is organized under the laws of the United States or any political subdivision thereof shall deliver to the Borrower and the Agent two copies of Internal Revenue Service form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party to this Agreement and upon the expiration of any form previously delivered by such Lender. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of the Assumption Agreement or the Assignment and Assumption, as the case may be, pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8IMY or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(ii) If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided, further, that, so long as the Advances shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Lender under a Facility shall be shared on a pro rata basis only with other Lenders that have Commitments or Advances under such Facility ; provided, further, that the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries, including acquisitions, stock repurchases and commercial paper backstop.

SECTION 2.17. Extension of Termination Date. (a) At least 60 days prior to any applicable Termination Date in effect, the Borrower, by written notice to the Agent, may request an extension of any Termination Date in effect at such time by one year from its then scheduled expiration. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than the date specified in such notice (subject to extension by the Borrower), notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date prior to the date specified in such notice (as extended, if applicable), such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall promptly notify the Borrower of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date.

(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the applicable date specified pursuant to subsection (a) above (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Section 3.02 shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.17, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.17 and the Commitments of such Lender are not substituted in accordance with subsection (c) of this Section 2.17 on or prior to the applicable Extension Date, the Commitments of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.17, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 30 days prior to the applicable Extension Date of the amount of the Non-Consenting Lenders’ Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the applicable Extension Date, all or a portion of Non-Consenting Lender’s Commitments and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Australian Commitments or Revolving Credit Commitments, as applicable, Commitments of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Australian Commitments or Revolving Credit Commitments, as applicable, of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount (and each such amount of Australian Commitments shall be determined by application of the Fixed Exchange Rate); and provided further that:

(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent and (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Commitments. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the applicable Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.17) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the applicable Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, subject to the satisfaction to the applicable conditions in Section 3.02, the Termination Date then in effect shall be extended for the additional one year period as described in subsection (a) of this Section 2.17, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

SECTION 2.18. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent or the Australian Sub-Agent for the account of such Defaulting Lender hereunder (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Agent or the Australian Sub-Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Agent or the Australian Sub-Agent, as applicable, as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent or the Australian Sub-Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent or the Australian Sub-Agent, as applicable; third, if so determined by the Agent or the Australian Sub-Agent, as applicable, and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to the outstanding principal amount of the Advances funded by it, and the Borrower shall not be required to pay such fee otherwise payable to a Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be funded pro rata by the Lenders in accordance with the Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.19. Mitigation of Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.11, or requires the Borrower to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender or following such Lender’s Downgrade, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 8.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) on the date payment of all amounts referred to in Section 2.19(b)(i) has been made, such Lender shall be deemed to have executed and delivered an Assignment and Assumption, and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Lender;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) The Borrower shall have paid all accrued fees and, to the extent invoiced at least two Business Days prior to the Effective Date, expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

(b) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(c) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders, to the extent requested by any Lender pursuant to Section 2.03 at least three Business Days before the Effective Date.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder.

(iv) A favorable opinion of Veronica Dillon, general counsel for the Borrower, substantially in the form of Exhibit E hereto and as to such other matters as the Required Lenders through the Agent may reasonably request.

(d) The Borrower shall have terminated the commitments, and paid in full all Debt, interest, fees and other amounts outstanding, under the Five Year Credit Agreement dated as of August 8, 2006 among the Borrower, the lenders parties thereto and Citibank, N.A., as administrative agent for the lenders, and each of the Lenders that is a party to such credit agreement hereby waives, upon execution of this Agreement, the requirement of prior notice under such credit agreement relating to the termination of commitments and payment of amounts thereunder.

SECTION 3.02. Conditions Precedent to Each Borrowing, Increase Date and Extension Date. The obligation of each Lender to make an Advance on the occasion of each Borrowing, each Commitment Increase and each extension of Commitments pursuant to Section 2.17 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such Increase Date or such Extension Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, request for Commitment Increase, request for Commitment Extension and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such Increase Date or such Extension Date such statements are true):

(a) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of such Borrowing, such Increase Date or such Extension Date, before and after giving effect to such Borrowing, such Increase Date or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, and

(b) no event has occurred and is continuing, or would result from such Borrowing, such Increase Date or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any material contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes, except such as have been obtained or made and are in full force and effect.

(d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at January 2, 2011, and the related Consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the condensed Consolidated balance sheet of the Borrower and its Subsidiaries as at April 3, 2011, and the related condensed Consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject in the case of said balance sheet as at April 3, 2011, and said statements of operations and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Between January 2, 2011 and the Effective Date, there has been no Material Adverse Change.

(f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is pending or threatened as of the Effective Date and is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) The Borrower is not, and immediately after the application by the Borrower of the proceeds of each Advance will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(h) After giving effect to the application of the proceeds of each Advance, not more than 25% of the value of the assets of the Borrower and its Subsidiaries (as determined in good faith by the Borrower) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will consist of or be represented by Margin Stock.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except, in each case, to the extent that any failures to so comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to comply with any law, rule, regulation or order to the extent it is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each of its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Significant Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate or other legal existence, rights (charter and statutory) and franchises if the loss or failure to maintain the same could, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; provided, however, that the Borrower may consummate any merger, consolidation or other transaction permitted under Section 5.02(b).

(e) Visitation Rights. At any reasonable time and from time to time on reasonable notice and at reasonable intervals, permit the Agent or any of the Lenders, or any agents or representatives thereof, to visit the properties of the Borrower and any of its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and, during the continuance of any Default, to examine and make copies of and abstracts from the records and books of account of the Borrower and any of its Subsidiaries and (provided that an officer or officers of the Borrower are afforded a reasonable opportunity to be present) to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with their independent certified public accountants.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Significant Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that any failure to do so, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(h) Primary Business. The Borrower shall continue to be engaged primarily in lines of business as carried on at the date hereof or lines of business related thereto.

(i) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the

Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer of the Borrower as to compliance with the terms of this Agreement, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited financial statements for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within seven days after obtaining knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to its public securityholders generally, and copies of all reports on Form 8-K and registration statements for the public offering (other than pursuant to employee Plans) of securities that the Borrower files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties (which for purposes of this subsection (a) shall be deemed not to include shares of the Borrower’s capital stock), whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (or, in the case of improvements to real property, the real property being improved), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens securing Debt payable to the Borrower,

(v) other Liens securing Debt in an aggregate principal amount not to exceed at any time outstanding an amount equal to 20% of Consolidated Shareholders’ Equity, and

(vi) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, provided that the Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving entity and provided further that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted by generally accepted accounting principles and, in the case of any significant change, concurred with by the Borrower’s independent public accountants.

SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain Consolidated Shareholders’ Equity of not less than $1,500,000,000.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable (or, if any such failure is due solely to technical or administrative difficulties relating to the transfer of such principal payment, within two Business Days after the same becomes due and payable); or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower in any Loan Document or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) or (i)(iii), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) (i) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (other than Non-Recourse Debt) that is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; provided that this clause (d)(ii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if the amount that becomes due is promptly paid; or

(e) The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or in such proceeding the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order of a court of competent jurisdiction for the payment of money in excess of $50,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been legally commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (y) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) (i) Any Person or two or more Persons acting in concert (other than the Graham Interests) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower and such combined voting power exceeds the then current voting power of the Voting Stock of the Borrower (or other securities convertible into such Voting Stock) controlled by the Graham Interests; or (ii) Continuing Directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower; or

(h) The Borrower or any of its ERISA Affiliates shall incur liability as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan or a determination that a Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA; or (iii) the reorganization, insolvency or termination of a Multiemployer Plan; provided that, in the event of any of the above and, in the reasonable opinion of the Required Lenders, such liability would be likely to result in a Material Adverse Effect, provided, further, that any such liability in an amount not to exceed $50,000,000 shall be deemed not to be likely to result in a Material Adverse Effect;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

SECTION 7.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and, except as provided in Section 7.07, the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 7.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent,

statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents (including the Australian Sub-Agent) appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.07. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, with the consent, if no Event of Default has occurred and is continuing, of the Borrower (which consent will not be unreasonably withheld or delayed), which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000 (unless the Borrower otherwise consents). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders or the Borrower may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and the Required Lenders may appoint a successor with the consent, if no Event of Default has occurred and is continuing, of the Borrower (which consent will not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 7.08. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01; and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following: (i) increase or extend the Commitments of such Lender, (ii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable to such Lender hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable to such Lender hereunder, provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 8.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower, to it at 1150 15th Street N.W., Washington, D.C. 20071, Attention of Daniel J. Lynch, V.P. and Treasurer (Facsimile No. 202-496-3742; Telephone No. 202-334-4623; email: lynchd@washpost.com);

(ii) if to the Agent, to JPMorgan Chase Bank, N.A. at 10 S. Dearborn Chicago IL. 60603, Attention of Nida Mischke (Facsimile No. 01 888-292-9533; Telephone No. 01 312-385-7055; email: leonida.g.mischke@jpmchase.com and/or jpm.agency.servicing.4@jpmchase.com);

(iii) if to the Australian Sub-Agent, to J.P. Morgan Australia Limited at 20/F Chater House, 8 Connaught Road, Central Hong Kong. Attention: Sara Wong / Elsa Chung / Jennifer Yu (Facsimile No. 852 2836 9672; Telephone No. 852 2800 6024/1916/6026; email: sara.ny.wong@jpmorgan.com / elsa.hm.chung@jpmorgan.com / jennifer.cc.yu@jpmorgan.com); and

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation and duplication expenses, and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Advances, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its Related Parties or breach of a material obligation by such Indemnified Party or any of its Related Parties under this Agreement.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or Bank Bill Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period or Australian Interest Period (as applicable) for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.09, 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 2.19, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured, and regardless of the place of payment, booking branch or currency of either obligation. If the obligations subject to set off are in different currencies, the Lender or its Affiliate may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the

Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender (and any other attempted assignment or transfer by the Borrower shall be null and void).

SECTION 8.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time and, if demanded by the Borrower in accordance with Section 2.17 or 2.19 at a time when no Default has occurred and is continuing upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility), no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Agent and, so long as no Event of Default pursuant to clause (a) or (e) of Section 6.01 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a proportionate part of all of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to clause (a) or (e) of Section 6.01 has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility or an Affiliate of such Lender;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that no such processing and recordation fee shall be paid in connection with an assignment made pursuant to Section 2.19. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any person that is not an Eligible Assignee or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04, and subject to the obligations of Section 7.05, in each case, with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assumption Agreement and each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b)(ii) and (iii) of the first proviso of Section 8.01 that directly and adversely affects such Participant. The Borrower agrees that, subject to paragraph (f) below, each Participant shall be entitled to the benefits of Sections 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(f) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; provided that the Participant shall be subject to the provisions of Sections 2.15 and 2.19. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, except that Confidential Information may be disclosed (a) to the Agent’s or such Lender’s Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; or (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities.

SECTION 8.09. Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11. Jurisdiction, Etc. (a) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Australian Dollars into US Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Australian Dollars with US Dollars at JPMorgan’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due from it in Australian Dollars to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase Australian Dollars with such other currency; if the amount of Australian Dollars so purchased is less than such sum due to such Lender or the Agent (as the case may be) in Australian Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of Australian Dollars so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in Australian Dollars, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 8.13. Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

SECTION 8.14. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE WASHINGTON POST COMPANY

By	/s/ Hal S. Jones
Name:	Hal S. Jones
Title:	Senior Vice President, Finance

JPMORGAN CHASE BANK, N.A. as Agent

By	/s/ Alicia T. Schreibstein
Name:	Alicia T. Schreibstein
Title:	Vice President

J.P. MORGAN AUSTRALIA LIMITED as Australian Sub-Agent

By	/s/ Lee Wilkinson
Name:	Lee Wilkinson
Title:	Executive Director

Initial Lenders

JPMORGAN CHASE BANK, N.A.

By	/s/ Alicia T. Schreibstein
Name:	Alicia T. Schreibstein
Title:	Vice President

WELLS FARGO BANK, N.A.

By	/s/ Barbara K. Angel
Name:	Barbara K. Angel
Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Matthew Pennachio
Name:	Matthew Pennachio
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ Reed R. Menefee
Name:	Reed R. Menefee
Title:	Vice President

THE BANK OF NEW YORK MELLON

By	/s/ David B. Wirl
Name:	David B. Wirl
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Matthew Sawyer
Name:	Matthew Sawyer
Title:	Vice President

BANK OF AMERICA, N.A.

By	/s/ Michael Makaitis
Name:	Michael Makaitis
Title:	Vice President

CITIBANK, N.A.

By	/s/ Laura Fogarty
Name:	Laura Fogarty
Title:	Vice President

THE NORTHERN TRUST COMPANY

By	/s/ Michael J. Kingsley
Name:	Michael J. Kingsley
Title:	Senior Vice President

SCHEDULE I

The Washington Post Company

Four Year Credit Agreement

COMMITMENTS

Name of Initial Lender	Revolving Credit Commitment	Australian Commitment

JPMorgan Chase Bank, N.A.	$86,500,000	AUD 13,500,000
Wells Fargo Bank, N.A.	$86,500,000	AUD 13,500,000
The Royal Bank of Scotland plc	$65,000,000	AUD 10,000,000
HSBC Bank USA, National Association	$65,000,000	AUD 10,000,000
The Bank of New York Mellon	$50,000,000
PNC Bank, National Association	$22,000,000	AUD 3,000,000
Bank of America, N.A.	$25,000,000
Citibank, N.A.	$25,000,000
The Northern Trust Company	$25,000,000

Total:	$450,000,000	AUD 50,000,000

SCHEDULE 5.02(a)

EXISTING LIENS

None

EXHIBIT A-1 - FORM OF

REVOLVING CREDIT

PROMISSORY NOTE

U.S.$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, THE WASHINGTON POST COMPANY, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Four Year Credit Agreement dated as of June 17, 2011, among the Borrower, the Lender and certain other lenders parties thereto, J.P. Morgan Australia Limited, as Australian Sub-Agent, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Agent, at 270 Park Avenue, New York, New York, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THE WASHINGTON POST COMPANY

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2

FORM OF AUSTRALIAN NOTE

AUD	New York, New York

             , 20

FOR VALUE RECEIVED, the undersigned, THE WASHINGTON POST COMPANY, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office, on the Termination Date (as defined in the Credit Agreement referred to below), the principal sum of AUD[amount of the Lender’s Australian Commitment in figures] or, if less, the aggregate principal amount of the Australian Advances made by the Lender to the Borrower pursuant to the Four Year Credit Agreement dated as of June 17, 2011, among the Borrower, the Lender and certain other lenders parties thereto, J.P. Morgan Australia Limited, as Australian Sub-Agent, and JPMorgan Chase Bank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Australian Advance from the date of such Australian Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of Australia to J.P Morgan Australia Limited, as Australian Sub-Agent, at 20/F Chater House, 8 Connaught Road, Central Hong Kong, in same day funds. Each Australian Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Australian Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Australian Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Australian Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Australian Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THE WASHINGTON POST COMPANY

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B-1 - FORM OF NOTICE OF

REVOLVING CREDIT BORROWING

JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
10 S. Dearborn
Chicago IL 60603

[Date]

Ladies and Gentlemen:

The undersigned, The Washington Post Company, refers to the Four Year Credit Agreement, dated as of June 17, 2011 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, J.P. Morgan Australia Limited, as Australian Sub-Agent, and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a)(i) of the Credit Agreement:

1. The Business Day of the Proposed Revolving Credit Borrowing is             , 20    .

2. The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

3. The aggregate amount of the Proposed Revolving Credit Borrowing is $            .

4. [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is             month[s] [with an alternative Interest Period of             month[s]]1.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent they expressly relate to an earlier date; and

[1]	In the case nine or twelve months is selected in the prior blank.

(B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

THE WASHINGTON POST COMPANY

By
Title:

2

EXHIBIT B-2 - FORM OF NOTICE OF

AUSTRALIAN BORROWING

JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
10 S. Dearborn
Chicago IL. 60603

J.P. Morgan Australia Limited, as Australian Sub-Agent
for the Lenders parties
to the Credit Agreement
referred to below
20/F Chater House
8 Connaught Road
Central Hong Kong

[Date]

Attention: [Bank Loan Syndications Department]

Ladies and Gentlemen:

The undersigned, The Washington Post Company, refers to the Four Year Credit Agreement, dated as of June 17, 2011 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, J.P. Morgan Australia Limited, as Australian Sub-Agent, and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests an Australian Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Australian Borrowing (the “Proposed Australian Borrowing”) as required by Section 2.02(a)(ii) of the Credit Agreement:

(i) The Business Day of the Proposed Australian Borrowing is             , 201_.

(ii) The aggregate amount of the Proposed Australian Borrowing is AUD            .

(iii) The initial Australian Interest Period for each Advance made as part of the Proposed Australian Borrowing is              month[s].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Australian Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct in all material respects, before and after giving effect to the

Proposed Australian Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent they expressly relate to an earlier date; and

(B) no event has occurred and is continuing, or would result from such Proposed Australian Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

THE WASHINGTON POST COMPANY

By
Title:

2

EXHIBIT B-3 - FORM OF NOTICE OF

CONTINUATION/CONVERSION

JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
10 S. Dearborn
Chicago IL. 60603

J.P. Morgan Australia Limited, as Australian Sub-Agent
for the Lenders parties
to the Credit Agreement
referred to below
20/F Chater House
8 Connaught Road
Central Hong Kong

[Date]

Attention: [Bank Loan Syndications Department]

Ladies and Gentlemen:

The undersigned, The Washington Post Company, refers to the Four Year Credit Agreement, dated as of June 17, 2011 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, J.P. Morgan Australia Limited, as Australian Sub-Agent, and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice pursuant to [Section [2.05(c)] [2.09] of] [the definition of [Australian] Interest Period] in] the Credit Agreement that the undersigned hereby requests a continuation or conversion of the following [Revolving Credit Borrowing] [Australian Borrowing] according to the terms below:

(i) The date of continuation or conversion (which is the last day of the applicable [Australian] Interest Period) is             .

(ii) The principal amount of such continuation or conversion is [US$][AUD]             .2

[(iii) The [Revolving Credit] [Australian] Advances to be continued or converted are             .]

[(iv) The Type of Advances to which such Revolving Credit Borrowing is to be converted is [Base Rate Advances] [Eurodollar Rate Advances].]

[2]

Amount must be the Borrowing Minimum (or $10,000,000, in the case of a conversion of Australian Commitments to Revolving Credit Commitments or a conversion to Eurodollar Rate Advances) or the Borrowing Multiple in excess thereof.

[(v) The last day of the requested [Australian] Interest Period is             .3

Very truly yours,

THE WASHINGTON POST COMPANY

By
Title:

[3]	For Eurodollar Rate Advances or Australian Advances only.

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]11 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]12 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]13 hereunder are several and not joint.]14 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[11]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[12]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[13]	Select as appropriate.
[14]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:	_____________________________

_____________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:	_____________________________

[for each Assignee, indicate [Affiliate] of [identify Lender]

3.	Borrower(s):	_____________________________

4.	Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $500,000,000 Credit Agreement dated as of June 17, 2011 among The Washington Post Company, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Agent, J.P. Morgan Australia Limited, as Australian Sub-Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][15]	Assignee[s][16]	Facility Assigned[17]	Aggregate Amount of Commitment/Advances for all Lenders[18]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[19]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[15]	List each Assignor, as appropriate.
[16]	List each Assignee, as appropriate.
[17]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Australian Commitment,” etc.)

[18]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[19]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

[7.	Trade Date:	][20]

[Page break]

[20]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             ,      20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][21]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][22]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]23 Accepted:

JPMORGAN CHASE BANK, N.A., as

  Agent

By:

[21]	Add additional signature blocks as needed.
[22]	Add additional signature blocks as needed.
[23]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

Title:

[Consented to:]24

[NAME OF RELEVANT PARTY]

By:
Title:

[24]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

[                     ]25

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document26, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section     (b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section     (b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it

[25]	Describe Credit Agreement at option of the Agent.
[26]	The term “Loan Document” should be conformed to that used in the Credit Agreement.

has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender27, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[27]	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

EXHIBIT D - FORM OF

ASSUMPTION AGREEMENT

Dated:

The Washington Post Company

1150 15th Street, N.W.

Washington, D.C. 20071

JPMorgan Chase Bank, N.A., as Agent

Attention:

Ladies and Gentlemen:

Reference is made to the Four Year Credit Agreement dated as of June 17, 2011 among The Washington Post Company (the “Borrower”), the Lenders parties thereto, J.P. Morgan Australia Limited, as Australian Sub-Agent, and JPMorgan Chase Bank, N.A., as Agent (the “Credit Agreement”; terms defined therein being used herein as therein defined), for such Lenders.

The undersigned (the “Assuming Lender”) proposes to become an Assuming Lender pursuant to Section [2.05(b)] [2.17] of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender for purposes of the Credit Agreement on [applicable Increase Date/Extension Date] and that its Commitment shall as of such date be $            .

The undersigned (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof, the most recent financial statements referred to in Section 5.01(i) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) confirms that it is an Eligible Assignee; (vi) specifies as its Lending Office (and address for notices) the offices set forth beneath its name on the signature pages hereof; and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States required under Section 2.14 of the Credit Agreement.

The effective date for this Assumption Agreement shall be [applicable Increase Date/Extension Date]. Upon delivery of this Assumption Agreement to the Borrower and the Agent, and satisfaction of all conditions imposed under Section 2.05(b) as of [date specified above], the undersigned shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder. As of [date specified above], the Agent shall make all payments under the Credit Agreement in respect of the interest assumed hereby (including, without limitation, all payments of principal, interest and commitment fees) to the Assuming Lender.

This Assumption Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ASSUMING LENDER]

By
Name:
Title:

Domestic Lending Office
(and address for notices):

[Address]

Eurodollar Lending Office:

[Address]

Australian Lending Office:

[Address]

Acknowledged and Agreed to:

THE WASHINGTON POST COMPANY

By
Name:
Title

2

EXHIBIT E - FORM OF

OPINION OF COUNSEL

FOR THE BORROWER

[To come]